APPENDIX III-10

LIST OF FUNDS

SERVICES & FEES

This Appendix III-10 is part of the ETF Fund Services Agreement (the “Agreement”), dated October 19, 2021, between Northern Lights Fund Trust II (the “Trust”) and Ultimus Fund Solutions, LLC (“UFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix III-10 along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
Sequoia ETF

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

Signature Page Follows

APPENDIX III-10

LIST OF FUNDS

SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix III-10 to the ETF Fund Services Agreement effective as of April 21, 2026.

NORTHERN LIGHTS FUND TRUST II By: /s/Kevin Wolf_______ Kevin Wolf President	ULTIMUS FUND SOLUTIONS, LLC By: /s/Gary Tenkman Gary Tenkman Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Ruane Cunniff L.P.

45 Rockefeller Plaza, 34th Floor

New York, NY 10111

By: /s/Patrick Dennis _

Name: Patrick Dennis

Title: CFO

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